EXHIBIT 10.42

Compensation Arrangements for Named Executive Officers and Non-Employee Directors of Avaya Inc. (“Avaya” or “the Company”)

Compensation Arrangements for Named Executive Officers

In addition to participation in certain plans and/or arrangements already filed and identified as exhibits to this Form 10-K, the following applies with respect to the Company’s Chief Executive Officer (“CEO”) and the other four most highly compensated executive officers (together with the CEO, the “Named Executive Officers”) for fiscal 2005:

Salaries for fiscal 2005 were:

Donald K. Peterson	$940,000
Chairman of the Board and Chief Executive Officer

Garry K. McGuire	$470,000
Chief Financial Officer and Senior Vice President — Corporate Development

Michael C. Thurk	$475,000
Senior Vice President and President — Global Communications Solutions

Louis J. D’Ambrosio	$475,000
Senior Vice President and President — Global Sales and Marketing

Francis M. Scricco	$475,000
Senior Vice President and President — Avaya Global Services

Salaries for the Named Executive Officers for fiscal 2006 remain unchanged.

In addition, Avaya provides the Named Executive Officers with certain fringe benefits, including one or more of the following:  financial counseling services, a car allowance, reimbursement for home security systems, certain temporary housing expenses, and limited use of the corporate aircraft and automobiles for personal reasons.  The Compensation Committee of the Company’s Board of Directors periodically reviews fringe benefits made available to the Company’s executive officers, including the CEO, to ensure that they are in line with market practice.

Compensation Arrangements for Non-Employee Directors

Upon becoming a member of Avaya’s Board, each new Director receives an inaugural grant of restricted stock units having a total value on the date of grant of $50,000. The restricted stock units are placed in that Director’s deferred share account under the Company’s Deferred Compensation Plan, and, assuming they have vested, the underlying shares are distributed to that Director upon retirement from the Board.

For fiscal 2005, all non-management Directors received an annual retainer of $100,000. The chair of the Audit Committee receives an additional annual retainer of $20,000. The chair of each other committee (other than Mr. Peterson) receives an additional annual retainer of $10,000. Directors do not receive separate meeting fees. The retainers are paid on March 1 of the respective fiscal year.

Non-employee Directors received the following compensation with respect to fiscal 2005:

Name	Amount
Bruce R. Bond	$100,000
Joseph P. Landy	$100,000
Mark Leslie	$100,000
Philip A. Odeen	$110,000
Hellene S. Runtagh	$100,000
Daniel C. Stanzione	$110,000
Paula Stern	$100,000
Anthony P. Terracciano	$100,000
Richard F. Wallman	$120,000
Ronald L. Zarrella	$100,000

Directors are required to elect to receive at least 50% of their retainers in our Common Stock, to be received either at the time of payment of their retainers or to be placed in their deferred share accounts under the Company’s Deferred Compensation Plan. Any remaining amounts may be paid in cash, but in no event is the cash paid permitted to exceed 50% of the annual retainer. Directors can elect to defer all or a portion of their cash retainers under our Deferred Compensation Plan. The interest rate on cash deferrals is determined by the Board. The Board has determined that the interest rate to be applied at the end of each fiscal quarter to each deferred cash account is 120% of the average 10-year U.S. Treasury note rate for the previous calendar quarter.

We also provide non-employee Directors with travel accident insurance when traveling in connection with Avaya-related business. We do not provide a retirement plan or other perquisites for our Directors.  Directors have an opportunity to participate in the Avaya Product Program for Directors, in which certain Avaya products (specifically, an Avaya IP Office system for one location with up to 20 telephones) and associated maintenance services are provided at no charge; however, the equipment and the related maintenance is taxable as income to any Director that chooses to participate, and the Company provides a gross-up for the resulting taxes. The cost of providing the products and the installation services for each Director who participates in the Product Program is estimated to be between $3,000 and $5,000, with maintenance services ranging from between $300 and $600 each year, depending upon the systems installed.